Exhibit 99.1

Apple REIT Eight, Inc. 814 East Main St. Richmond, VA 23219

July 11, 2013

Dear Shareholder:

On June 27, 2013, Apple REIT Eight, Inc. announced that our Board of Directors authorized the evaluation of a potential consolidation transaction in which Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc. would be combined. A special committee, consisting of two non-management directors, has been designated by our Board of Directors to evaluate the suitability of this potential consolidation transaction. The special committee has retained KeyBanc Capital Markets Inc. as its financial advisor to assist in its evaluation of the possible consolidation transaction.

In light of the evaluation of this potential consolidation transaction, the Company made the decision to suspend its dividend reinvestment and share redemption programs. The Company plans to continue to make monthly distribution payments and the next payment is scheduled for July 15, 2013. If you have questions regarding your investment, please contact your Investment Counselor at David Lerner Associates at (800) 367-3000. If you have questions regarding Apple REIT Eight, please contact our Investor Services Department at (804) 727-6321 or visit www.applereiteight.com.

We have not made a decision to pursue any particular transaction nor have we set a timetable for completion of the evaluation process. There can be no assurance that the evaluation of a potential consolidation transaction will result in such transaction being accomplished or that the potential consolidation transaction or any other strategic alternative will be pursued. We will provide updates regarding this process if our Board of Directors approves a specific transaction or otherwise deems further disclosure is appropriate or required.

Apple REIT Eight remains dedicated to the protection of shareholder investments, the distribution of attractive returns and increasing shareholder value over the long term. As always, thank you for your investment in our Company.

Sincerely,

Glade M. Knight
Chairman and Chief Executive Officer